Ropes & Gray
                        One International Place
                    Boston, Massachusetts 02110-2624
                            (617) 951-7000
                          FAX:(617) 951-7050



                              May 15, 1996



BBN Corporation
150 CambridgePark Drive
Cambridge, MA 02140

Ladies and Gentlemen:

     This opinion is furnished to you in connection with a registration statement on Form S-8 (the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, for the registration of 1,670,000 shares of common stock, $1.00 par value (the "Shares of Common Stock"), of BBN Corporation (the "Company"), 850,000 of which are to be issued pursuant to the Company's 1986 Stock Incentive Plan (the "1986 Plan") and 870,000 of which are to be issued pursuant to the Company's 1996 Stock Incentive Plan (the "1996 Plan").

     We have acted as counsel for the Company in the past and are familiar with the action taken by the Company in connection with the 1986 Plan and the 1996 Plan. For purposes of this opinion we have examined the 1986 Plan and the 1996 Plan and certain corporate records of the Company, including its Restated Articles of Organization, its By-laws, minutes of meetings of its Board of Directors and stockholders, and such other documents as we deemed appropriate.

     We have made such examination of Massachusetts law as we have deemed relevant for purposes of this opinion, but have not made any review of the laws of any other state or jurisdiction. Accordingly, this opinion is limited to Massachusetts law.

     Based upon and subject to the foregoing, we are of the opinion that the Shares of Common Stock to be issued and sold from time to time by the Company in accordance with the terms of the 1986 Plan and the 1996 Plan will be duly authorized, validly issued, fully paid and non-assessable.

     We hereby consent to your filing this opinion as an exhibit to the Registration Statement.

                              Very truly yours,

                              /s/Ropes & Gray

                              Ropes & Gray